Exhibit 99.1

MagnaChip Appoints Gary Tanner as Director

SEOUL, South Korea and SAN JOSE, Calif., August 20, 2015 — MagnaChip Semiconductor Corporation (“MagnaChip”) (NYSE: MX), a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products, announced the appointment of Gary Tanner to its Board of Directors. Mr. Tanner’s appointment became effective on August 17, 2015. Mr. Tanner’s appointment fills a vacancy on MagnaChip’s Board of Directors created as a result of the Board increasing the number of directors on the Board to eight directors from seven directors.

Mr. Tanner served as Executive Vice President and Chief Operations Officer of International Rectifier Corporation from January 2013 to July 2015. Mr. Tanner also served as a Director of STATS ChipPac from September 2012 to July 2015. Mr. Tanner previously served as Director, Chief Executive Officer and President of Zarlink Semiconductor, Inc. until it was acquired by Microsemi Corporation in October 2011. Before joining Zarlink in 2007, Mr. Tanner was Vice President of Operations of Legerity, Inc. from 2002 to 2007. During his tenure with Intel Corporation from 1993 to 2002, Mr. Tanner held various management positions managing multiple domestic and international locations. Prior to joining Intel in 1993, Mr. Tanner held various management roles in fab operations at National Semiconductor, Texas Instruments and NCR Corporation.

“We are delighted to appoint Gary Tanner to MagnaChip’s Board of Directors,” said Doug Norby, MagnaChip’s non-executive chairman of the board. “Gary’s global experience and expertise in the semiconductor industry will be a great asset and will enable him to become a valuable contributor to MagnaChip.”

About MagnaChip Semiconductor Corporation

Headquartered in South Korea, MagnaChip is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer applications. MagnaChip believes it has one of the broadest and deepest ranges of analog and mixed-signal semiconductor platforms in the industry, supported by its 30-year operating history, a large portfolio of registered and pending patents, and extensive engineering and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip’s website is not a part of, and is not incorporated into, this release.

CONTACTS:

In the United States: Robert Pursel Director of Investor Relations Tel. +1-408-625-1262 robert.pursel@magnachip.com	In Korea: Chankeun Park Senior Manager, Public Relations Tel. +82-2-6903-3195 chankeun.park@magnachip.com

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